UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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AMERICAN DENTAL PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN DENTAL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2003

To the Shareholders of

American Dental Partners, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of American Dental Partners, Inc. (the “Company”) will be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, May 2, 2003, at 1:00 p.m., local time, for the following purposes:

1.	To elect two Class III directors;

2.	To consider a proposal to approve an increase in the number of shares reserved for issuance under the American Dental Partners, Inc. 1996 Directors Stock Option Plan by 75,000 to a total of 260,000;

3.	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The close of business on March 14, 2003 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The address of the principal executive office of the Company is 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.

By Order of the Board of Directors,

Gregory A. Serrao

Chairman, President and Chief

Executive Officer

Wakefield, Massachusetts

Dated:  April 2, 2003

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope which requires no postage if mailed in the United States. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

AMERICAN DENTAL PARTNERS, INC.

PROXY STATEMENT

GENERAL

This Proxy Statement is being furnished to the holders of Common Stock, $.01 par value, of American Dental Partners, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the office of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, May 2, 2003, at 1:00 p.m., local time, for the purposes set forth on the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy together with the 2002 Annual Report to Shareholders are first being sent to shareholders on or about April 2, 2003.

All shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated, the shares will be voted to elect the director nominees set forth under “Election of Directors” and FOR Proposal 1. Any proxy may be revoked at any time prior to its exercise by delivery to the Company of a later dated proxy or by giving notice of revocation to the Company in writing. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The close of business on March 14, 2003, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, there were 7,268,782 shares of the Company’s Common Stock outstanding and entitled to vote and approximately 42 shareholders of record. Each share of Common Stock is entitled to one vote. Only holders of Common Stock of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the Company’s Common Stock is necessary to constitute a quorum at the meeting.

ELECTION OF DIRECTORS

The Company currently has six directors, an increase of one from the prior year as Robert E. Hunter, D.M.D. was appointed a director in September 2002. The Board of Directors is divided into three classes, Class I, Class II, and Class III, with two directors in each class. The directors in each class are elected to three-year terms. The terms of office of one class of directors expire each year at the annual meeting of shareholders and at such time as their successors are duly elected and qualified. The term of office of the Class III directors expires concurrently with the holding of the Annual Meeting, and the incumbent directors of Class III have been nominated for re-election. There is no cumulative voting in the election of directors, and nominees receiving a plurality of the votes duly cast will be elected (i.e. the nominee receiving the greatest number of votes will be elected). Abstentions and broker non-votes will not be counted in favor of or against any nominee. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

At the Annual Meeting, Common Stock represented by proxies, unless otherwise specified, will be voted to elect the nominees named below as Class III directors each for a three-year term expiring in 2006. In the event that the nominees named below as Class III directors are unable to serve (which is not expected), the persons named in the proxy may vote for another nominee using their judgment.

		Class III Directors (Nominees for Election)
Name of Director	Age	Principal Occupation and Business Experience	A Director of the Company Since	Expiration of Term for which Proposed
Derril W. Reeves	59	Executive Vice President of Development of Surgis, Inc., an outpatient surgery center company where he has been employed since July 2001. From January 1998 until June 2000, Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer of PhyCor, Inc.	February 1997	2006

Gregory A. Serrao	40	Founder, President, Chief Executive Officer and Director of the Company since December 1995. Chairman since October 1997. From 1992 through December 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc.	December 1995	2006
Set forth below is information relating to directors whose terms will continue after the Annual Meeting:
		Class I Directors (Term Expiring in 2004)
Name of Director	Age	Principal Occupation and Business Experience	A Director of the Company Since
Gregory T. Swenson, D.D.S.	68	President of PDHC, Ltd. and Park Dental since November 1996. Chairman and Chief Executive Officer of Park Dental from 1983 until November 1996.	November 1996

Robert E. Hunter, D.M.D.	66

President and Chief Executive Officer of DentaQuest Ventures, Inc., a for-profit subsidiary of Delta Dental Plan of Massachusetts, since 1988. Dr. Hunter is a member of the Board of Overseers for the Malcolm Baldridge National Quality Award and the former President of MassExcellence.

			September 2002

		Class II Directors (Term Expiring in 2005)
Name of Nominee	Age	Principal Occupation and Business Experience	A Director of the Company Since
James T. Kelly	56	Retired Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services. Mr. Kelly also serves as Director of Ameripath and Health Management Systems.	February 1997

Martin J. Mannion	43	General Partner of Summit Partners, a private equity capital firm, where he has been employed since 1985.	January 1996

As indicated above, Mr. Reeves served as Vice Chariman of the Board of Directors and Chief Development Officer for Phycor, Inc. from 1998 until June 2000. On January 31, 2002, Phycor, Inc. filed a voluntary petition for reorganization relief and a pre-negotiated reorganization plan under Chapter 11 of the United States Bankruptcy Code. This reorganization plan was approved on July 6, 2002 by the U.S. Bankruptcy Court for the Southern District of New York.

Board of Directors Committees and Meetings

The Board of Directors has established a Compensation Committee, an Audit Committee and a Directors Stock Option Plan Committee. The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

The members of the Compensation Committee are Robert E. Hunter, D.M.D., Martin J. Mannion and Derril W. Reeves. The Compensation Committee, which is responsible for approving the compensation of executive officers of the Company and administering the Company’s stock option plans for employees, held four meetings and took action by written consent one time during 2002.

The members of the Audit Committee are Martin J. Mannion, James T. Kelly and Derril W. Reeves. The Audit Committee, which is responsible for the appointment of the Company’s independent auditors, approval of all audit and permitted non-audit services of the independent auditors, supervision of the annual audit of the Company’s consolidated financial statements by the independent auditors and related matters, held five meetings during 2002.

The Directors Stock Option Plan Committee is responsible for administering the Amended and Restated 1996 Directors Stock Option Plan. Gregory Serrao is the only member of the Directors Stock Option Plan Committee. The Committee took action two times by written consent in 2002.

The Board of Directors held five meetings and took action by written consent one time during 2002. Each director attended at least 75% of the meetings held by the Board of Directors and the committees on which he served during 2002.

Compensation of Directors

Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. In 2002, each non-employee director, other than Mr. Mannion, received a quarterly retainer of $4,375 per quarter, and a fee of $1,000 for attending each Board of Directors’ meeting and $500 for attending each committee meeting. The quarterly retainer for non-employee directors, other than Mr, Mannion, in 2003 is $4,465. In addition, directors who are not employees are eligible to receive options under the Company’s 1996 Amended and Restated Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 14, 2003, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) the Company’s Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (iv) the Company’s directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned(1)
	Number	Percentage
Summit Ventures (2)(3)	2,391,600	32.8%
Martin J. Mannion (2)(3)	2,391,600	32.8%
Stadium Capital Partners, L.P. (4)	1,177,360	16.2%
Gregory A. Serrao (3)(5)	702,275	9.2%
Times Square Capital Management, Inc. (6)	595,500	8.2%
Liberty Wanger Asset Management, L.P. (7)	412,500	5.7%
Gregory T. Swenson, D.D.S. (3)(8)	308,190	4.2%
Joseph V. Errante, D.D.S. (3)(9)	69,733	*
Breht T. Feigh (3)	47,499	*
Michael J. Vaughan (3)	28,744	*
James T. Kelly (3)	27,838	*
Derril W. Reeves (3)	25,338	*
Paul F. Gill (3)	14,739	*
Robert E. Hunter, D.M.D. (3)	8,250	*
All executive officers and directors as a group (14 persons) (10)	3,705,084	46.9%

*	less than 1%
(1)	This table includes for each person or group of persons shares of Common Stock that may be purchased by such person or group pursuant to options which are currently exercisable or exercisable within 60 days of March 14, 2003. As of such date, a total of 7,268,782 shares of Common Stock were outstanding and options for 908,446 shares were exercisable.
(2)	Represents 2,285,869 and 90,293 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Summit Partners is affiliated with both limited partnerships. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. The address of Summit Partners and Mr. Mannion is 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.
(3)	Includes options for 15,438 shares for Mr. Mannion, 367,775 shares for Mr. Serrao, 50,055 shares for Dr. Swenson, 37,180 shares for Dr. Errante, 27,298 shares for Mr. Feigh, 26,097 shares for Mr. Vaughan, 27,838 shares for Mr. Kelly, 22,338 shares for Mr. Reeves and 11,022 shares for Mr. Gill, respectively, which are currently exercisable or exercisable within 60 days of March 14, 2003.
(4)	The address for Stadium Capital Partners, L.P. is 2483 East Bayshore Road, Suite 202, Palo Alto, California 94303.
(5)	Includes 9,508 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee, 7,500 shares held by Mr. Serrao’s minor children and 5,000 shares held by Mr. Serrao’s wife. The address for Mr. Serrao is American Dental Partners, Inc., 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.
(6)	The address for Times Square Capital Management, Inc. is Four Times Square, 25th Floor, New York, New York 10036.
(7)	The address for Liberty Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(8)	Includes 99,660 shares owned by a family trust, of which Dr. Swenson is the grantor.
(9)	Includes 932 shares owned by a family trust, of which Dr. Errante is the grantor, and 1,390 shares owned by a family trust, of which Dr. Errante is the trustee.
(10)	Includes options for 625,891 shares for all executive officers and directors as a group which are currently exercisable or exercisable within 60 days of March 14, 2003.

EXECUTIVE COMPENSATION

Set forth below is summary information regarding the annual and long-term compensation of the Company’s chief executive officer and the four other most highly compensated executive officers of the Company.

Summary Compensation Table

	Annual Compensation								Long-Term Awards
	Year	Salary ($)		Bonus ($)		Other Annual Compensation(1)			Securities Underlying Options (#)	All Other Compensation (2)
Gregory A. Serrao Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	337,730 300,000 225,000	$ $ $	73,000 98,000 110,000	$ $ $	— — —		21,500 13,959 92,400	$5,500 $5,106 $5,001

Paul F. Gill Senior Vice President-Regional Operations	2002 2001	$ $	183,010 180,000	$ $	20,000 20,000	$ $	— —		11,000 9,442	$5,043 $4,982

Michael J. Vaughan Senior Vice President, Chief Operating Officer	2002 2001	$ $	179,538 145,000	$ $	29,000 29,000	$ $	— —		20,500 14,442	$5,386 $4,336

Breht T. Feigh Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	$ $ $	160,000 148,750 108,000	$ $ $	30,000 30,000 33,235	$ $ $	— — —		17,250 14,218 25,000	$4,669 $3,500 $2,979

Joseph V. Errante, DDS Senior Vice President-Business Development	2002 2001 2000	$ $ $	150,000 150,000 145,000	$ $ $	10,000 30,000 58,000	$ $ $	— 129,913 21,052	(3) (3)	11,000 7,360 23,000	$4,500 $4,494 $4,350

(1)	Except as specifically noted, no named executive officer received prequisites and other personal benefits above the threshold amounts sprecified in the regulations of the Securities and Exchange Commission.
(2)	Represents matching contributions under the Company’s 401(k) plan.
(3)	Consists of moving and relocation expenses.

Option Grants in Last Fiscal Year

The following table sets forth all grants of stock options to the executive officers named in the Summary Compensation Table during 2002:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted in Fiscal Year	Exercise Price ($/Share)	Expiration Date	5% ($)	10% ($)
Gregory A. Serrao	21,500	10%	$7.85	2/25/12	$106,142	$268,984
Paul F. Gill	11,000	5%	$7.85	2/25/12	$54,305	$137,620
Michael J. Vaughan	20,500	10%	$7.85	2/25/12	$101,205	$256,473
Breht T. Feigh	17,250	8%	$7.85	2/25/12	$85,160	$215,813
Joseph V. Errante, D.D.S	11,000	5%	$7.85	2/25/12	$54,305	$137,620

(1)	All option grants were issued under the Amended and Restated 1996 Stock Option Plan, as amended. The exercise price of such options is no less than the fair market value of the Company’s Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.
(2)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast actual future appreciation of the Company’s Common Stock. No gain to optionees is possible without an actual increase in the price of the Company’s shares, which would benefit all of the Company’s shareholders. All calculations are based on a ten-year option period.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth the number of securities underlying unexercised options and the value of in-the-money stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2002(1):

	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory A. Serrao	540,310	84,419	$3,004,358	$748,797
Paul F. Gill	6,811	20,031	$60,414	$177,675
Michael J. Vaughan	16,111	43,831	$142,905	$388,781
Breht T. Feigh	28,020	41,256	$164,867	$365,941
Joseph V. Errante, D.D.S	28,840	29,520	$158,241	$261,842

(1)	There were no stock options exercised by executive officers named in the Summary Compensation Table during 2002.

Compensation Committee Interlocks

Messrs. Mannion, Reeves and Hunter serve as the current members of the Company’s Compensation Committee. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company’s Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

The Company acquired PDHC, Ltd. (“Park”) pursuant to an Acquisition and Exchange Agreement effective November 12, 1996 (the “Acquisition Agreement”), among the Company, Park and all of the shareholders of Park, including Dr. Swenson, a director of the Company. Under the Acquisition Agreement, the shareholders of Park received an aggregate of $3.3 million in cash, $1.5 million principal amount of Subordinated Notes of the Company and 1,260,000 shares of Common Stock in consideration for the exchange of all of their Park shares. Dr. Swenson received $74,848 in principal and interest payments under the Subordinated Notes in 2002. The Company expects to continue to make payments under the Subordinated Notes in 2003. The terms and conditions of the acquisition of Park, including the consideration received for the exchange of the Park shares, were based upon arm’s-length negotiations between representatives of the Company and Park, including Dr. Swenson.

Peter G. Swenson, Dr. Swenson’s son, is an employee and executive officer of the Company. In 2002, Peter Swenson earned $133,000 in salary and bonus from the Company. The Company expects that Peter Swenson will continue to be employed by, and an executive officer of, the Company in 2003.

The Company acquired Innovative Practice Concepts, Inc. pursuant to a Stock Purchase Agreement dated December 22, 1997 (the “Purchase Agreement”) among the Company, Associated Dental Care Providers, P.C. (“Associated”), Innovative Practice Concepts, Inc. (“IPC”) and the shareholders of IPC. The transaction was effective January 1, 1998. Under the Purchase Agreement, the shareholders of IPC received an aggregate of $2,910,000 in cash less certain amounts applied to pay off indebtedness of IPC to Joseph V. Errante, D.D.S. and his sister Margaret E. Errante, D.D.S., $500,000 principal amount of Subordinated Notes of the Company and 34,800 shares of Common Stock in consideration for the exchange of all of their IPC shares. All of the stock of IPC was owned by Dr. Joseph Errante, Dr. Margaret Errante and trusts for the benefit of certain members of their families. The terms and conditions of the acquisition of IPC, including the consideration received for the exchange of the IPC shares, were based upon arms-length negotiations between representatives of the Company and representatives of IPC, including Dr. Joseph Errante, who became Vice President – Regional Operations in November 1998 and is currently Senior Vice President – Business Development. Dr. Joseph Errante received $44,180 in principal and interest payments under the Subordinated Notes in 2002. The Company expects to continue to make payments under the Subordinated Notes in 2003.

The Company entered into registration rights agreements with the former shareholders of Park. These registration rights agreements contain provisions which grant the former shareholders of Park piggyback registration rights in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights.

In connection with the Park and IPC transactions, the Company entered into service agreements with the professional corporations owned in part by Drs. Swenson and Errante, respectively. These professional corporations are PDG, P.A. (“PDG”) and Associated Dental Care Providers, P.C. (“Associated”). These service agreements are on substantially the same terms and conditions as all of the Company’s other service agreements. The amounts received by subsidiaries of the Company under the service agreements with PDG and Associated in 2002 were approximately $47,086,000 and $4,310,000, respectively, of which $36,302,000 and $4,310,000, respectively, were reimbursements for expenses incurred in connection with the operation and administration of the related dental facilities. At December 31, 2002, Dr. Swenson owned approximately 1% of the issued and outstanding capital stock of PDG. During 2002, Dr. Errante sold all of the approximately 23% of Associated stock owned as of December 31, 2001.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors and consistent with its other responsibilities, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight relating to the accounting and reporting practices of the Company and the quality and integrity of the financial reports provided by the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee approved the engagement of the Company’s independent accountants for their audit of the Company’s consolidated financial statements for the year ended December 31, 2002, obtained from the Company’s independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountant’s independence consistent with Independent Standards Board Standard No. 1, “Independence Discussions With Audit Committee,” discussed with the independent accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the independent accountant’s independence. The Audit Committee also discussed with management and the independent accountants the adequacy and effectiveness of the Company’s accounting and financial controls.

The Audit Committee provided to the independent accountants full access to the Audit Committee, discussed and reviewed with the independent accountants the communications required by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” and discussed and reviewed the results of the independent accountants’ audit of the Company’s financial statements.

The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent accountants. Management has the responsibility for the preparation of the Company’s financial statements, and the independent accountants have the responsibility for performing an independent audit of those statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.

Based upon the reviews, discussions and other activities referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

James T. Kelly

Martin J. Mannion

Derril W. Reeves

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors regularly reviews executive compensation policies and levels and evaluates the performance of management in the context of the Company’s performance and other criteria. The Compensation Committee is composed entirely of independent outside directors.

The Compensation Committee’s primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company’s overall business strategies, values and performance. To this end, the Compensation Committee has established an executive compensation philosophy which includes the following considerations:

•	An emphasis on performance based compensation that differentiates compensation results based upon varying elements of corporate, operating unit, and individual performance;

•	Recognition of both quantitative and qualitative performance objectives in light of an executive officer’s responsibilities;

•	A mix of short-term cash and long-term stock based compensation.

In light of these considerations, the primary focus of the Compensation Committee has been on the competitiveness of each of the key elements of executive compensation (base salary, bonus and stock option grants) and the compensation package as a whole. Certain of the executive officers have employment agreements that specify certain minimum compensation for those officers. Base salaries for executive officers are determined on the basis of individual performance, level of responsibility and market competitive considerations. The Company’s executive officers are eligible to receive annual cash bonuses in amounts varying as a percentage of base salary depending upon each executive’s level of responsibility and function. Performance objectives are established for each executive officer, including specific quantitative objectives related to improving the Company’s financial performance and other more qualitative and developmental criteria. For executive officers with primary operating unit responsibilities, annual cash bonuses are based primarily on the achievement of specific quantitative objectives related to the financial performance of the operating unit. For executive officers with primary staff or corporate responsibilities, the annual cash bonuses are based on achievement of specific corporate performance objectives as well as individual qualitative criteria. The Company’s executive officers are also eligible to receive grants of stock options under the Company’s Amended and Restated 1996 Stock Option Plan, as amended. Grants under this Plan are designed to align a significant portion of the executive compensation package with the long-term interests of the Company’s shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

In determining Mr. Serrao’s compensation for 2002, the Compensation Committee evaluated achievement of corporate, individual and organizational objectives for the year and reviewed other objective and subjective considerations. Mr. Serrao’s base salary for 2002 was $337,730. Like other executive officers, Mr. Serrao also received an incentive bonus determined on the basis of individual and Company performance, including specific quantitative objectives and more qualitative criteria. Mr. Serrao was awarded an incentive bonus of $73,000 for 2002. In addition, Mr. Serrao was awarded options to purchase 21,500 shares of the Company’s Common Stock at an exercise price of $7.85 per share in order to provide him with a long-term incentive tied to the Company’s performance.

Robert E. Hunter, D.M.D.

Martin J. Mannion

Derril W. Reeves

Performance Graph

Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company’s Common Stock with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and a peer group of companies from the Standard and Poor’s Health Care Sector Index based on the respective market price of each such investment for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 assuming in each case an initial investment of $100 was made on December 31, 1998 and the reinvestment of dividends.

	Cumulative Total Return
	12/98	12/99	12/00	12/01	12/02
AMERICAN DENTAL PARTNERS, INC.	100.00	60.54	64.86	54.49	75.76
RUSSELL 2000	100.00	121.26	117.59	120.52	95.83
S & P HEALTH CARE SECTOR	100.00	89.34	122.44	107.81	87.52

PROPOSAL 1  –  AMENDMENT OF THE COMPANY’S 1996 DIRECTORS STOCK OPTION PLAN TO AUTHORIZE ADDITIONAL COMMON SHARES AVAILABLE FOR GRANT

The Company’s Board of Directors originally adopted the Amended and Restated 1996 Directors Stock Option Plan, as amended (the “Directors Plan”), in September 1996, and it was approved by the Company’s shareholders on October 29, 1997. The Board of Directors has approved the amendment to the Directors Plan to increase the number of shares subject to the Directors Plan, as more fully described below, and directed that the amendment be submitted to the Company’s shareholders for approval. The amendment will not be effective absent shareholder approval.

Concurrently with its approval of the amendment to the Directors Plan, the Company’s Board of Directors approved amendments to the Company’s Amended and Restated 1996 Affiliate Stock Option Plan, as amended, and 1996 Time Accelerated Restricted Stock Option Plan, as amended, to among other things, prohibit future option grants under those plans, except for options for 9,369 shares expected to be granted in July 2003 in connection with Company’s offer to Exchange dated December 2, 2002, as amended by amendments dated December 18, 2002 and January 3, 2003. As a result, 74,531 of the shares of Common Stock previously reserved for issuance under those plans are no longer reserved for that purpose.

Description of the Directors Plan

The Directors Plan was originally adopted in September 1996 to grant options to those directors of the Company who are not employees or officers of the Company or any subsidiary of the Company. The objective of the Directors Plan is to advance the interests of the Company and its stockholders by providing eligible directors with an opportunity to participate in the Company’s future prosperity and growth and an incentive to increase the value of the Company based on the Company’s performance, development and financial success.

Options granted under the Directors Plan are not intended to qualify as incentive stock options under Section 422 of the Code. The Directors Plan is administered by the Directors Stock Option Plan Committee, the members of which shall not include any directors eligible to receive awards under the Directors Plan. The exercise price per share issuable under the Directors Plan shall be determined by the Committee but shall not be less than the fair market value per share on the date the option is granted. Options granted under the Directors Plan shall be exercisable for a period of ten years after the date on which the options are granted. Options granted under the Directors Plan are exercisable at such time or times and on the basis of such criteria, including the performance of the Company, as the Directors Stock Option Plan Committee determines at the time of grant. Unless otherwise determined by the Directors Stock Option Plan Committee at the time a director ceases to be a director eligible to participate in the Plan, any non-vested portion of the option granted to such director under the Directors Plan automatically terminates and the vested but unexercised portion of any option will terminate 90 days after the grantee of such option ceases to be eligible to participate in the Directors Plan (such 90-day period becomes one year if the grantee’s status as an eligible director terminates because of the grantee’s death or disability).

Description of the Amendment

Prior to the Board of Directors’ approval of an additional 75,000 shares on February 25, 2003, the total number of shares of Common Stock subject to the Directors Plan was 185,000.

As proposed to be amended, the total number of shares available for grant would be increased by 75,000 shares, which would mean that a total of 260,000 shares would be available for issuance under the Directors Plan, of which 114,800 options to acquire shares were outstanding as of March 14, 2003. The guidance and direction provided by the Board of Directors has been and is expected to continue to be of great value to the Company. Grants of options under the Directors Plan help the Company retain directors and continue to have the benefit of their guidance and direction.

The affirmative vote of the holders of a majority of the Common Shares entitled to vote and present or represented by proxy at the Annual Meeting will be required for approval of this proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

The Board of Directors recommends a vote FOR Proposal 1.

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP has been selected by the Board of Directors as the independent public accountants for the Company for its fiscal year ending December 31, 2003.

It is expected that a representative of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if desired and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$188,000

Financial information systems design and implementation	$0

All other fees: Audit related fees (1) Other non-audit services (2)	$121,000 85,000

Total all other fees	$206,000

(1)	Audit related fees consisted of audits of financial statements of the Company’s employee benefit plans ($34,000), due diligence performed on potential acquisition and affiliation targets ($83,000) and consents issued on registration statements ($4,000).
(2)	Other non-audit fees consisted primarily of tax compliance and preparation services.

Auditor Independence

The Audit Committee believes that the non-audit services provided by KPMG LLP are compatible with maintaining the accountant’s independence. None of the time devoted by KPMG LLP on its engagement to audit the Company’s financial statements for the year ended December 31, 2002 is attributable to work performed by persons other than KPMG LLP employees.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) at the 2004 annual meeting of shareholders must be received by the Company on or before December 3, 2003, for inclusion in the proxy statement and form of proxy relating to the 2004 annual meeting of shareholders. In order for a shareholder proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company no later than February 17, 2004.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and owners of more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Executive officers, directors and owners of more than 10% of the common stock are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To our knowledge, based solely on our review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners were complied with.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or telegraph. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

REVOCABLE PROXY

AMERICAN DENTAL PARTNERS, INC.

☒ PLEASE MARK VOTES

      AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS MAY 2, 2003	1. Election of Class III Directors, to serve a term of three years expiring in 2006 and until his successor has been duly elected and qualified.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY		For	Withhold

The undersigned hereby appoints Breht Feigh and Michael Vaughan, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of American Dental Partners, Inc. to be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, May 2, 2003, at 1:00 p.m., local time, or any adjournments thereof, and to vote the number of shares of the Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present.

Please be sure to sign and date

this Proxy in the box below.            Date

     Stockholder sign above              Co-holder (if any) sign above

	Derril W. Reeves	☐	☐
	Gregory A. Serrao	☐	☐
		For	Against	Abstain
	2. To approve an increase of 75,000 shares of common stock reserved for issuance under American Dental Partners 1996 Directors Stock Option Plan.	☐	☐	☐
3. On such other business as may properly come before the meeting.
The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the Proposal in Item 2.
(Please sign exactly as your name or names appear hereon, indicating where proper, official position or representative capacity).

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

AMERICAN DENTAL PARTNERS, INC.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.